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                                                                     EXHIBIT 2.1



                                    BETWEEN





                        FUNCTIONAL SOFTWARE PTY LIMITED
                                 of the one part


                                      AND


                                SENTO CORPORATION
                                of the other part





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                 INTELLECTUAL PROPERTY BUSINESS ASSETS AGREEMENT

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                                 Michael Osborne
                                 and Associates
                                    LAWYERS
                          Level 21, 1 O'Connell Street
                                 Sydney NSW 2000



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         Telephone: 02 9241  1211 Facsimile: 02 9221 8364 DX: 1113 SYDNEY
                   Email: mosbasso@ozemail.com.au Ref: 985122





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THIS DEED dated September 30, 1998

BETWEEN: FUNCTIONAL SOFTWARE PTY LIMITED (A.C.N. 009 421 194) of 24 Augusta
         Street, Willeton in the State of Western Australia (hereinafter called "the Vendor") of the one part

AND: SENTO CORPORATION of 808 East Utah Valley Drive, American Fork, Utah, United States ("the Purchaser") of the other part

WHEREAS:

A. The Vendor is the proprietor of a software house business known as "Functional Software" whose principal place of business is located at Suite 7, Delwyn Court, 643 Newcastle Street, Leederville in the State of Western Australia.

B. The Purchaser has agreed to purchase and the Vendor has agreed to sell the Intellectual Property Assets of the Business of the Vendor on the terms and conditions contained in this agreement.

DEFINITIONS

1.1 In this Deed the following expressions have the following meanings:

      (a)   "Agreement" or "this Agreement" means this deed;

      (b) "Agreements for Services" means the agreements of even date between Sento Australia and Michael Peter Selig and Allan Thomas Main for the provision of personal services to the Purchaser.

      (c)   "Authority" means any Government or semi-Government body;

      (d) "Business" means all of the computer software business trading under the name of "Functional Software" including without limitation the Business Assets and the Intellectual Property Business Assets;

      (e) (e) "Business Assets" means all of the computer software business owned by the Vendor including without limitation:-

                (i)    the goodwill of the Business;

                (ii) all plant, fittings, chattels and fixtures and other property used by the Vendor in connection with the Business including the property listed in Schedule One and the Vendor's interest in the Amended Contracts;

                (iii)  all good and saleable stock in trade of the Business;

                (iv)   the Vendor's interest in the Distribution Agreements;


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                (v)    the Vendor's interest in the Licence Agreements;

                (vi)   the Vendor's consultancy business;

                (vii) all client lists, suppliers lists, data bases, records information and other intellectual property of the Vendor used in connection with the Business;

                but shall exclude:-

                      (A)    the Intellectual Property Business Assets;

                      (B)    the Vendor's property listed in Schedule Seven;

                      (C)    The Vendor's cash on hand;

                      (D)    The Freeware;

                      (E) The consultancy agreement between the Vendor and Wycombe Pty Limited (A.C.N. 009 297 983);

      (f) "Business Assets Agreement" means the agreement of even date between Sento Australia and the Vendor for the sale to Sento Australia by the Vendor of the Business Assets;

      (g) "Business day" means any day which is not Saturday, Sunday or a public holiday;

      (h) "Claim" means, as against a person, any claim, notice, demand, action, proceeding, litigation, investigation, requisition, judgement, damage, loss, cost, expense or liability incurred or suffered by or brought or made or recovered against the person howsoever arising;

      (i) "Completion Date" means the date of completion of this agreement which it is anticipated will be the same day as the making of this agreement;

      (j)   "Consultant" means NorthPoint Software Ventures PTE Limited;

      (k) "Consultancy Agreement" means the Agreement between the Company and NorthPoint Software Ventures PTE Limited;

      (l) "Disclosure Statement" means the statement from the Vendor dated the date of this Agreement delivered to the Purchaser and which contains disclosures about the warranties in this Agreement and the Other Transaction Documents and about other matters pertaining to the Business Assets and the Intellectual Property Business Assets and which statement is contained in Schedule Three;
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      (m)   "Distribution Agreements" means those agreements entered into by the
            Vendor for the distribution of the Intellectual Property Business Assets more fully particularised in the Business Assets Agreement;

      (n) "Freeware" means the includes software and components of software which is available at no cost or nominal cost specified in the Disclosure Statement;

      (o) "Gross Annual Revenue of the Business" means the total revenue of Sento Australia for a twelve month period after completion of this agreement and shall include the revenue of the Business Assets and the Intellectual Property Business Assets but shall exclude any amount received by Sento Australia on account of any Tax or on account of the sale of assets;

      (p) "Guarantee" means the Deed of even date between the Vendor, the Purchaser, Sento Australia and Michael Peter Selig and Alan Thomas Main whereby Selig and Main guarantee the obligations of the Vendor.

      (q) "Improvements" means any modification, adaption or enhancement to the Intellectual Property Business Assets including research and development in progress or any part thereof prior to the date of this Agreement including, but not limited to, derivatives or adaptations;

      (r)   "Intellectual Property" includes:-

               (i) Any patent, trademark, copyright, registered design or other design right or right under the laws of any jurisdiction throughout the world to apply for the grant of registration of a patent, trademark, copyright or other design right;

               (ii) any rights throughout the world in respect of an invention, discovery, trade secret, know how, concept, idea, information or formula;

      (s) "Intellectual Property Business Assets" means the software specified in Schedule Two and includes the Improvements and the Materials but excludes the Freeware;

      (t) "Licence Agreements" means those agreements entered into by the Vendor for the licence to end users and Support and Maintenance of the Intellectual Property Business Assets more fully particularised in the Business Assets Agreement;

      (u) "Materials" means the documentation, user manuals and technical specifications relating to the software specified in Schedule 2;

      (v) "Non-Compete Deeds" means the four Deeds between the Vendor, the Purchaser, Sento Australia, Michael Peter Selig, Alan Thomas Main and
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                                       5


            Howard Haythornthwaite, whereby the Vendor, Main, Selig and
            Howard Haythornthwaite agree not to compete against the Purchaser;

      (w) "Other Transaction Documents" means the Agreements for Services, the Business Assets Agreement, the Consultancy Agreement, the Guarantee and the Non-Compete Deeds;

      (x)   "Sento Australia" means Sento Australia Pty Limited (A.C.N. 074 678
            774) of Level 6, 51 Rawson Street, Epping in the State of New South Wales;

      (y) "Stock" means unregistered shares of the common stock of the Purchaser;

      (z) "Tax" means any federal, national, state, territorial, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, environmental or customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, valued added, fringe benefits or other tax or assessment of any nature whatsoever, including without limitation any customs duty, municipal rates, stamp duties and all other charges and levies which may be imposed by an Authority (including any interest penalties and additions thereto) and may arise in connection therewith;

      (aa) "Total Consideration" means the aggregate sum actually paid by the Purchaser and Sento Australia to the Vendor or any other party to the Other Transaction Documents whether on the making of this Agreement or after the making of this Agreement in consideration of the purchase of the Intellectual Property Business Assets, the Business Assets, the Consultancy Agreement and the Non Compete Deeds, but excludes any amount payable under the Agreements for Services.

INTERPRETATION

1.2   (a) Words expressed in the singular include the plural and vice versa.

      (b) Words expressed in one gender include the other genders, as is appropriate in the context.

      (c)   A reference to "person" includes a corporation.

      (d) This Agreement is governed and construed in accordance with the law of Western Australia.

      (e) If any provision contained in this Agreement is or becomes legally ineffective, under the general law or by force of legislation, the ineffective provision shall be severed from this Agreement which otherwise continues to be valid and operative.


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                                       6


      (f) Two or more parties to this Agreement who represent the same interest, as Vendor or Purchaser, assume the liability to comply with their obligations under this Agreement jointly, and in addition each of them assumes those obligations severally.

      (g) If under the provisions of this Agreement or under any notice or demand anything is required to be done on a day which is not a Business day, the day or the last day for compliance is deemed to be the immediately following Business day.

      (h) Headings are for guidance only and shall not form part of this Agreement.

      (i)   Reference to "$" or "Dollars" is reference to Australian dollars.

2.      SALE OF INTELLECTUAL PROPERTY BUSINESS ASSETS

2.1 The Purchaser agrees to buy and the Vendor agrees to sell the Intellectual Property Business Assets in accordance with the terms and conditions of this Agreement.

2.2 The Intellectual Property Business Assets are sold free from encumbrances, charges and liens but are subject to the matters referred to in the Disclosure Statement.

2.3 Title to the Intellectual Property Business Assets shall pass from the Vendor to the Purchaser on the completion of this Agreement and the Vendor shall on completion deliver to the Purchaser such documents transferring the Vendor's interest in the Intellectual Property Business Assets as the Purchaser shall reasonably require including, without limitation, a Deed of Assignment in the form set out in Schedule Four.

3.      PAYMENT OF CONSIDERATION

3.1 On completion of this Agreement the Purchaser shall pay to the Vendor in consideration of the sale of the Intellectual Property Business Assets:-

        (a) As to an amount of $409,430.00 in cash or by unendorsed bank cheque; and

        (b) as to an amount of $759,642.00, by the issue or transfer to the Vendor of the Stock valued in accordance with clause 3.2.

3.2 For the purposes of determining the value of the Stock pursuant to clause 3.1, the value shall be the closing selling price of the Stock in the United States on the NASDAQ Stock Market on the day being the date of this Agreement (or if no sales are made on that day - the next day on which a sale is made) less 10%. The conversion rate to be applied from US dollars to Australian dollars shall be


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                                       7


        the average of the purchase price and the selling price of US dollars as quoted by National Australia Bank Limited on the date of completion of this agreement.

4.      FURTHER PAYMENTS AFTER COMPLETION

4.1 In addition to the consideration payable by the Purchaser to the Vendor pursuant to clause 3 a further amount may be payable in accordance with this clause 4.

4.2 During the twelve month period commencing on the first day of the month immediately following completion of this agreement (called in this clause 4 "Year 1"):-

        (a) If the Gross Annual Revenue of the Business is less than $3,000,000.00 then no amount shall be payable by the Purchaser to the Vendor pursuant to this clause 4.2.

        (b) If the Gross Annual Revenue of the Business exceeds $3,000,000.00 then for every dollar of Gross Annual Revenue of the Business in excess of that amount the Vendor shall be paid $0.249596 provided that no additional amounts shall be payable by the Purchaser to the Vendor for the Gross Annual Revenue of the Business to the extent that it exceeds $6,000,000.00 except as provided in clause
               4.4 and the parties acknowledge that it is their intention that the maximum payment by the Purchaser to the Vendor under this clause 4.2(b) shall be $748,788.00.

4.3 During the twelve month period commencing immediately after the end of Year 1 (called in this clause 4 "Year 2"):-

        (a) If the Gross Annual Revenue of the Business is less than $4,500,000.00 then no amount shall be payable by the Purchaser to the Vendor pursuant to this clause 4.3.

        (b) If the Gross Annual Revenue of the Business exceeds $4,500,000.00 then for every dollar of Gross Annual Revenue of the Business in excess of that amount the Vendor shall be paid $0.187197 provided that no additional amounts shall be payable by the Purchaser to the Vendor for the Gross Annual Revenue of the Business to the extent that it exceeds $8,500,000.00 and the parties acknowledge that it is their intention that the maximum payment by the Purchaser to the Vendor under this clause 4.3 shall be $748,788.00.

4.4. For the purpose only of calculating the Gross Annual Revenue of the Business for Year 2 and calculating the amount payable by the Purchaser to the Vendor pursuant to clause 4.3, the parties agree that if the Gross Annual Revenue of the Business in Year 1 exceeds $6,000,000.00 then the amount of such excess shall be added to the Gross Annual Revenue of the Business for Year 2 provided that nothing in this clause
        4.4 will impose on the Purchaser any liability to pay to


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        the Vendor an amount in excess of the maximum payment referred to in clause 4.3 in the sum of $748,788.00.

4.5 In the event that the Purchaser is required to pay any amount to the Vendor pursuant to clause 4.2 then all of such payment shall be made by Stock in lieu of cash and for the purposes of determining the value of the Stock, the value will be the lower of:-

        (a) The average of the selling price of the Stock in the United States on the NASDAQ Stock Market for the preceding twelve months immediately prior to the last day of Year 1 less 10%; or

        (b) the lowest selling price of the Stock in the United States on the NASDAQ Stock Market on the last day of Year 1 (or if no sales are made on that day - the next day on which a sale is made) less 10%.

        The conversion rate to be applied from U.S. Dollars to Australian Dollars shall be the average of the purchase price and the selling price of U.S. Dollars as quoted by National Australia Bank Limited for the day being the last day of Year 1. The Vendor shall not, in the thirty days before the end of Year 1, sell any of its stock or seek to influence or cause any other person to sell that person's stock. The Purchaser agrees it will not itself directly or indirectly manipulate the price of the Stock with the intention of affecting the valuation of Stock pursuant to the terms of this Agreement or seek to influence or cause any other person to manipulate the price of the Stock with the intention of affecting the valuation of Stock pursuant to the terms of this Agreement.

4.6 In the event the Purchaser is required to pay any amount to the Vendor pursuant to clause 4.3, then in respect of that payment, the Purchaser shall pay cash.

4.7 Within thirty days of the end of Year 1 and within thirty days of the end of Year 2, the Purchaser shall serve on the Vendor a written statement setting out the Gross Annual Revenue of the Business for the relevant year and the amount payable to the Vendor pursuant to clause
        4.2 or 4.3. The Statement served upon the Vendor by the Purchaser shall be prima facie evidence of the matters set out therein. The Purchaser shall immediately provide to the Vendor all information reasonably requested by the Vendor to verify the statement.

4.8 Subject to clause 4.13, the transfer of Stock to the Vendor pursuant to clause 4.2 shall be effected within thirty days from the end of Year 1 and the payment of cash pursuant to clause 4.3 shall be made within thirty days from the end of Year 2.

4.9 The Purchaser shall throughout Year 1 and Year 2 do such acts as shall be reasonably practicable under the circumstances to ensure that sufficient records and accounts of Sento Australia are maintained to enable the Purchaser to determine the Gross Annual Revenue of the Business for the particular year.


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4.10    Notwithstanding clause 4.9, nothing shall prevent the Purchaser or Sento
        Australia from acquiring during Year 1 or Year 2 any new business and merging such new business with the then existing business of Sento Australia provided that in the case of such acquisition for the purpose of determining the Gross Annual Revenue of the Business the Purchaser, acting reasonably, shall determine the revenue of such new business and exclude that revenue from the calculation of the Gross Annual Revenue of the Business for the particular year or part thereof, as the case may be.

4.11 Once in each six month period, the Vendor may appoint independent auditors who shall, upon giving reasonable notice to the Purchaser, inspect, take copies of and arrange for the audit of the records and accounts maintained by Sento Australia pursuant to clause 4.9. Such audit shall be undertaken for the sole purpose of verifying the Purchaser's determination of the Gross Annual Revenue of the Business. The audit shall be undertaken at the Vendor's cost on the premises of Sento Australia and the Vendor shall ensure that the auditors cause as little disturbance to the Purchaser's business as is reasonably practicable under the circumstances.

4.12 Subject to clause 4.14, if during Year 1 or Year 2, Sento Australia enters any transaction with the Purchaser or any Associate (as defined in the Corporations Law) of the Purchaser where the income payable to Sento Australia in respect of that transaction is less than Sento Australia would normally receive in an arm's length transaction, then for the purpose of determining the Gross Annual Revenue of the Business the Purchaser shall add to the Gross Annual Revenue of the Business for that particular twelve month period an amount being the difference between the amount Sento Australia would normally receive as income in an arm's length transaction and the amount Sento Australia actually received in respect of the transaction.

4.13 In the event of a bona fide dispute between the parties as to the Gross Annual Revenue of the Business for any particular twelve month period (including any dispute arising out of any adjustment made pursuant to clause 4.10 or 4.12), then such dispute will be referred for determination to a third party acting as an expert as is agreed by the parties and, failing agreement by the parties within a period of seven days, by an Accountant of at least ten years' standing who has experience in the computer industry appointed by the President of the Australian Institute of Chartered Accountants who shall act as an expert in determining the Gross Annual Revenue of the Business for the particular twelve month period. The determination of the expert shall be final and binding on the parties. The costs of the expert shall be paid for by the parties in equal shares. In the event of such dispute the Purchaser shall pay any amount due to the Vendor pursuant to clause 4.2 or 4.3 within twenty one days after the determination of the Gross Annual Revenue of the Business by the expert.

4.14 For the purposes of determining the Gross Annual Revenue of the Business as between the Purchaser and Sento Australia, there shall be deemed to exist between the Purchaser as Licensor and Sento Australia as Licensee an exclusive


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        licence to distribute, market, maintain and support the Intellectual
        Property Business Assets for a period of two years after the date of this Agreement for a consideration of $1.00.

5.      POSSESSION AND ADJUSTMENTS

5.1 The Vendor shall on completion of this Agreement give possession of the Intellectual Property Business Assets to the Purchaser and deliver to the Purchaser the Materials.

5.2 The Vendor shall not between the date of this Agreement and completion thereof dispose or part with possession of any of the Intellectual Property Business Assets without the prior written consent of the Purchaser.

6.      COMPLETION

6.1 Completion of this agreement shall take place immediately upon entering this Agreement or on such other date as may be mutually agreed in writing.

6.2 A party entitled to serve a notice to complete may serve a notice requiring completion of this agreement on a day being not less than fourteen (14) days after the date of service of the notice. The notice is to be deemed both at law and in equity sufficient notice to make time of the essence of this contract notwithstanding that the party serving the notice has not made any previous request or demand for completion.

6.3     Completion of this agreement shall take place in Perth, Western
        Australia.

7.      RISK

        Until the completion of this Agreement the Intellectual Property Business Assets shall be at the risk of the Vendor.

8.       NET-WEST

8.1 The parties acknowledge Net-West owns the intellectual property in Enterprise Backup Client.

8.2 The Vendor warrants that it has entered an enforceable agreement with Net-West for the transfer of the intellectual property rights in Enterprise Backup Client dated 6 February, 1998, the terms of which are attached to the Disclosure Statement.

8.3 The Vendor shall at its cost complete the Net-West agreement in accordance with the terms of that agreement.


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8.4     On completion of the Net-West agreement the Vendor shall obtain an assignment in favour of the Purchaser for the intellectual property rights in Enterprise Backup Client.

8.5 The Vendor as at the date of this agreement has no knowledge of any Claim by or against Net-West in respect of its ownership of Enterprise Backup Client or the agreement of 6 February, 1998 between Net-West and the Vendor.

9.      INTERDEPENDENT AGREEMENTS

9.1 Completion of this Agreement is conditional upon the simultaneous completion of the Other Transaction Documents.

10.     CAPACITY OF PURCHASER

10.1    The Purchaser warrants:-

        (a) It has the unrestricted right, power, authority and capacity to enter into and complete this Agreement and to perform its obligations under this Agreement;

        (b) it is a proprietary limited company duly organised, validly existing and in good standing under the Corporations Law and has full power and authority to carry on its business now being conducted, to own and operate its properties and assets and to perform its obligations under this Agreement; and

        (c) the entering into or completion of this Agreement will not, as at the date of completion, conflict or violate with any provisions of its Memorandum and Articles of Association.

11.     CAPACITY OF VENDOR

11.1 Despite any other provision of this Agreement, every warranty, condition and obligation of the Vendor is subject to the Disclosure Statement.

11.2    The Vendor warrants:-

        (a) It has the unrestricted right, power, authority and capacity to enter into and complete this Agreement and to perform its obligations under this Agreement;

        (b) it is a proprietary limited company duly organised, validly existing and in good standing under the Corporations Law and has full power and authority to carry on its business now being conducted, to own and operate its properties and assets and to perform its obligations under this Agreement; and
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                                       12


        (c) the entering into or completion of this Agreement will not, as at the date of completion, conflict or violate with any provisions of its Memorandum and Articles of Association.

        (d) The Vendor has not made any assignment for the benefit of its creditors, nor to the best of the knowledge of the Vendor have any proceedings been commenced for the winding up of the Vendor nor, to the best knowledge of the Vendor, do any facts or circumstances exist which would give rise to a person commencing proceedings against the Vendor to wind the Vendor up.

        (e) Except as specifically disclosed in this Agreement, the Disclosure Statement or in the Other Transaction Documents to the best of the knowledge of the Vendor the Vendor is not a party to or subject to any proceedings of a Court or Arbitrator involving, affecting or relating to the ownership or actual use of the Intellectual Property Business Assets and to the best of the knowledge of the Vendor there are no proceedings pending or threatened against, involving, effecting or relating to the Vendor or the Intellectual Property Business Assets and, to the best knowledge of the Vendor, there exists no facts to serve as a basis for the institution of any proceedings or any claim which would adversely affect the Intellectual Property Business Assets.

        (f) There is no agreement, arrangement or activity whether by commission or omission in which the Vendor has been knowingly concerned which infringes or has been or which is required to be authorised under Part IV of the Trade Practices Act, 1974 or any anti-trust legislation in relation to the Business.

        (g) Except as specifically disclosed in this Agreement, the Disclosure Statement or in the Other Transaction Documents, the Vendor is the beneficial owner of the Intellectual Property Business Assets and none of the Intellectual Property Business Assets are subject to any trust.

12.     AGENT

12.1 The Vendor warrants that no person acting as agent or broker or investment banker has acted directly or indirectly on behalf of the Vendor in connection with the sale of the Business and to the best of the knowledge of the Vendor no person will be entitled to any fee in the nature of commission in respect of the sale of the Business.

13.     DISCLOSURE TO PURCHASER

13.1 Prior to the entering of this Agreement the books of account and other business records of the Vendor regarding the Intellectual Property Business Assets have all been made available to the Purchaser and to the best of the knowledge of the Vendor such books and records are materially complete and correct records of the Intellectual Property Business Assets.


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                                       13


13.2 Prior to the date of this Agreement, to the best of the knowledge of the Vendor the Vendor has made available to the Purchaser true, correct and complete copies of all material contracts, agreements, leases and commitments relating to or affecting the Intellectual Property Business Assets.

13.3 To the best knowledge of the Vendor no representations or warranties of the Vendor contained in this Agreement or in any of the books and records and other documents of the Vendor produced to the Purchaser contain any untrue statement of material fact, nor has the Vendor omitted to disclose any material fact to the Vendor in relation to the operation and nature of the Intellectual Property Business Assets. There is no fact known to the Vendor which has specific application to the Vendor or the Intellectual Property Business Assets (other than general economic or industry conditions) and which would materially and adversely affect the Intellectual Property Business Assets or the ability of the Vendor to carry out its obligations under this Agreement other than as set out in the Disclosure Statement.

14.     MATERIAL CHANGE PRIOR TO COMPLETION

14.1    The Vendor warrants to the Purchaser:-

        (a) that the representations and warranties made in this Agreement are true and correct and complete as at the date of this Agreement and will be true, correct and complete as at the date of completion of this Agreement;

        (b) there is no dispute or any other occurrence, event or condition known to the Vendor (other than general economic or industry conditions) as at the date of this Agreement which could reasonably be anticipated to give rise to any legal or administrative action or to a material adverse change affecting the Intellectual Property Business Assets or the Vendor's ability to carry out its obligations under this Agreement.

15.     SPECIFIC WARRANTIES OF VENDOR

15.1 Except as otherwise expressly disclosed in this Agreement or in the Disclosure Statement or in the Other Transaction Documents the Vendor warrants to the Purchaser that the following representations and warranties are true, correct and complete as at the date of this Agreement and will be true, correct and complete as at the date of completion of this Agreement:-

        (a) There is no asset, right, interest, property or agreement of any nature whatsoever in connection with the Business which is not owned by the Vendor;

        (b) none of the Intellectual Property Business Assets are subject to any encumbrance;


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                                       14


        (c) as far as the Vendor is aware none of the Intellectual Property Business Assets are subject to any Claim.

15.2 Except as otherwise expressly disclosed in this Agreement or in the Disclosure Statement or in the Other Transaction Documents, the entering of this Agreement by the Vendor will not conflict with or be a breach of or a default under the terms of any contract, agreement, pledge or instrument.

15.3 Except as otherwise expressly disclosed in this Agreement or in the Disclosure Statement or in the Other Transaction Documents, there are no other contracts or agreements conferring rights in or in respect of the Intellectual Property Business Assets other than the matters disclosed in the Disclosure Statement.

15.4 The Vendor warrants that none of the Intellectual Property Business Assets infringe any copyright of any third party.

15.5 Despite any other provision of this Agreement, every warranty, condition and obligation of the Vendor is subject to the Disclosure Statement.

16.     VENDOR'S INDEMNITY AND LIMITATION ON LIABILITY

16.1 The Vendor agrees to indemnify the Purchaser from and against any Claim against the Purchaser, before or after completion of this Agreement, to the extent that the Claim arises directly from the breach of any warranty, representation or obligation on the part of the Vendor under this Agreement.

16.2 Despite any other provision of either this Agreement or any Other Transaction Document, the Vendor will only be liable to the Purchaser for a breach of any warranty, representation or obligation on the part of the Vendor under this Agreement or any Other Transaction Document or liable in tort (including but not limited to negligence), under statute or on any other basis in connection with this Agreement or any Other Transaction Document if the Vendor receives written notice of the Purchaser's claim against the Vendor within three years of the date of completion of this Agreement.

16.3 Despite any other provision of this Agreement or any Other Transaction Document, the Vendor's liability for a breach of any warranty, representation or obligation on the part of the Vendor under this Agreement or any Other Transaction Document and liability in tort (including but not limited to negligence), under statute and on any other basis in connection with this Agreement or any Other Transaction Document, other than fraud, shall be limited in the aggregate for all Claims to a maximum aggregate amount equivalent to the Total Consideration.

16.4 For the purpose of determining the Total Consideration any Stock transferred to the Vendor or any other party to the Other Transaction Documents shall have ascribed to it the same value as was ascribed to in accordance with this

        Agreement or the Consultancy Agreement at the time the Vendor or any other party to the Other Transaction Documents became entitled to receive the Stock.

17.     ONSALE OF SOFTWARE

17.1 The Vendor acknowledges that at any time after completion of this Agreement, the Purchaser may sell the Intellectual Property Business Assets.

17.2 If any of the following events should occur in the first twenty five months after the date of this Agreement:-

        (a) The Purchaser enters into and completes a sale of the Intellectual Property Business Assets;

        (b) There is a change in effective control of Sento Australia for purposes other than internal reconstruction; or

        (c) The Purchaser adopts a deliberate policy not to actively market and promote the Intellectual Property Business Assets then

        (d) The Purchaser shall pay to the Vendor $1,497,576.00 and shall pay to the Consultant $121,423.00, subject to paragraph (g).

        (e) Such amount shall be paid within thirty days from the happening of the first event referred to in clause 17.2(a), (b) or (c) to occur.

        (f)    Subject to paragraph (g), payment shall be made:

               (i) As to an amount of $809,500.00 by cash or by unendorsed bank cheque;

               (ii) as to an amount of $8,094.99, by the issue or transfer to the Vendor of Stock, the value of the Stock to be determined in accordance with the procedure for valuing Stock set out in clause 4.5 provided that the date of the happening of the event referred to in clause 17.2(a)-(c) shall be substituted for the last day of Year 1 referred to in clause 4.5.

        (g) The Purchaser's liability pursuant to paragraphs (d) and (f) shall be reduced by the amount of any payments made pursuant to clauses 4.2 and 4.3 of this Agreement and clause 3.2 and clause
               3.3 of the Consultancy Agreement and it is agreed that:-

               (i) Any payment by the Purchaser pursuant to clause 4.2 of this Agreement and clause 3.2 of the Consultancy Agreement shall be applied to reduce the amount payable under clause 17.2(f)(ii) and any Stock transferred pursuant to clause 4.2 and clause 3.2 shall have attributed to it the same value as was attributed to it at the time the Vendor or the Consultant became entitled to receive the Stock.

               (ii) Any payment by the Purchaser pursuant to clause 4.3 of this Agreement and clause 3.3 of the Consultancy Agreement shall be applied to reduce the amount payable under clause 17.2(f)(i).

17.3 In the event the Purchaser completes a sale of the Intellectual Property Business Assets during the period being twelve months after the date of this Agreement, then in addition to the other amounts payable to the Vendor hereunder, the Purchaser shall pay to the Vendor an amount equal to 5% of the difference value (as defined).

17.4 In the event the Purchaser completes a sale of the Intellectual Property Business Assets during the period commencing on the day after the day being twelve months after the date of this Agreement and ending twenty four months after the date of this Agreement, then in addition to the other amounts payable by the Purchaser hereunder, the Purchaser shall pay to the Vendor an amount equal to 4% of the difference value (as defined).

17.5 In the event the Purchaser completes a sale of the Intellectual Property Business Assets during the period commencing on the day after the day being twenty four months after the date of this Agreement and ending thirty six months after the date of this Agreement, then in addition to the other amounts payable to the Vendor hereunder, the Purchaser shall pay to the Vendor an amount equal to 3% of the difference value (as defined).

17.6 In clauses 17.3, 17.4 and 17.5 "difference value" means the sum which equals the consideration actually received by the Purchaser in respect of such sale less the Total Consideration.

17.7 Any amount payable by the Purchaser to the Vendor pursuant to clause 17.3, 17.4 or 17.5 shall be paid on completion of the agreement for sale or on receipt by the Purchaser of the consideration for such sale, whichever is the later.

17.8 In the event the Purchaser completes a sale of the Intellectual Property Business Assets as contemplated by clauses 17.3, 17.4 or 17.5 then the Vendor shall enter into a Deed with the purchaser of the Intellectual Property Business Assets (and shall cause the guarantors under the Guarantee to enter such Deed) on such terms and conditions and giving such representations and warranties as the Purchaser shall, acting reasonably, require and the parties agree without limiting the generality of the foregoing it shall be reasonable to ask the Vendor to give the same representations and warranties as contained in this Agreement.

17.9 For the purpose of determining the Total Consideration any Stock transferred to the Vendor or any other party to the Other Transaction Documents shall have ascribed to it the same value as was ascribed to in accordance with this Agreement or the Consultancy Agreement at the time the Vendor or any other party to the Other Transaction Documents became entitled to receive the Stock.

18.     SERVICE OF NOTICES

18.1 Any notice, document or demand (called "notice") under this Agreement may be served in accordance with this clause.

18.2 The notice shall be in writing, signed by the party giving it or by that party's solicitor.

18.3 The notice shall be served on the other party or on that party's solicitor.

18.4    Particulars for the service of notices are:

            Vendor--               Suite 7, Delwyn Court
                                   643 Newcastle Street
                                   LEEDERVILLE WA 6007

            Vendor's solicitor--   Gilbert & Tobin

            Address:               50 Carrington Street
                                   SYDNEY NSW 2000

            Telephone:             (02) 9367 3000

            Facsimile:             (02) 9367 3111

            DX:                    10348  SYDNEY STOCK EXCHANGE

            Purchaser--            Sento Corporation

            Address:               Level 6
                                   51 Rawson Street
                                   EPPING NSW 2121

            Purchaser's Solicitor  Michael Osborne and Associates

            Address:               Level 21, 1 O'Connell Street
                                   SYDNEY NSW 2000

            Telephone:             (02) 9241 1211

            Facsimile:             (02) 9221 8364

            DX:                    1113  SYDNEY

18.5 Either party may advise the other party of an additional or an altered address for the service of notices, which is within the State of New South Wales or Western Australia and is not a post office box or poste restante.

18.6    Notice may be served:

        (a) by delivering it to the party or to the party's solicitor at the address shown in clause 18.4 or notified under clause 18.5 (called "the party's address") and leaving it with the party, the solicitor or some other person accepting the notice on behalf of either of them;

        (b) by sending it by pre-paid post, correctly addressed, to the party's address;

        (c) by transmitting it on a Business day by facsimile to the party's solicitor's facsimile receiving facility indicated in clause 18.4;

18.7    A notice is considered to have been served:

        (a)  at the time of delivery;

        (b) on the third Business day after the day on which it is posted, the first Business day being the day of posting;

        (c) on the Business day on which the notice is received by the recipient's facsimile receiving facility.

19.     COSTS AND STAMP DUTY

        Each party shall pay their own costs in respect of this Agreement and the Purchaser shall pay stamp duty on the Agreement.

20.     ESCROW

20.1    Within thirty (30) days after the Completion Date:-

        (a) The parties and an independent escrow agent approved by the Vendor ("Escrow Agent") must enter into an escrow agreement on terms satisfactory to the Vendor and the Purchaser ("Escrow Agreement" for the purpose of enabling the materials in paragraph
               (b) to be held in escrow by the Escrow Agent; and

        (b) the Purchaser must place into escrow with the Escrow Agent one soft copy of:-

               (i) the object and source code of the Intellectual Property Business Assets; and

               (ii) without limiting subparagraph (i), the full source code control system referred to in Schedule 2.

20.2 The Escrow Agreement must provide that the materials deposited with the Escrow Agent shall be immediately released to the Vendor upon:-

        (a) The failure of the Purchaser to perform any material obligation under this Agreement or any Other Transaction Document;

        (b) the Purchaser being the subject of a resolution for its winding up or being insolvent, being deemed to be insolvent or stating that it is insolvent.

20.3 Upon release of any material in the circumstances in clause 20.2, the Vendor shall receive an irrevocable, royalty-free, perpetual and exclusive licence to use that material.

                                  SCHEDULE ONE
                                 EXCLUDED ASSETS

Vendor to describe its interests in the following Businesses:-

(a) The Vendor's preference shares and any other security or investment in RAMA Technologies Pty Limited (A.C.N. 078 448 165) [but not the Vendor's interest in the Distribution Agreement with RAMA dated 30 June, 1998];

(b)     The Vendor's shareholding in Functional Software Asia Pacific PTE
        Limited.

                                  SCHEDULE TWO
                      INTELLECTUAL PROPERTY BUSINESS ASSETS

Core Technology:-

            o   COSMOS Framework 3.2.1 for Unix
            o   COSMOS Framework 3.2.2 for NT4 (requires Interix 2.2 or higher)
            o   PC GUI Server 3.2.2

Application Software:-

            o   COS/Manager 2.7 (obsolete)
            o   COSadmin 4.1
            o   COSbackup 3.2
            o   COSbackup 3.2.1
            o   COSduty 3.0
            o   COSreport 2.0
            o   COSsecure 2.1
            o   COSsentinel 1.1
            o   COSstacker 1.1
            o   COSstacker 2.1 (pre-release)
            o   COStask 3.1 (pre-release)
            o   EBC 1.93 (owned by Net-West, until paid out)
            o   EBC 2.1 (pre-release, portions based on Net-West Software)
            o   ORABACK 1.1

Internal FS-developed applications:-

            o COSdistrib 1.1 (for distributors to release COSMOS S/W to customers)
            o   COSrelease 1.1 (releasing COSMOS S/W from FS to distributors)
            o   COSdealer 1.1 (tape/CD Rom manufacturing)
            o   COSliq 1.1 (create COSMOS S/W licences)
            o   Call logging software (used by our helpdesk)
            o   Contracts and client database
            o   DR (Development Request) System
            o Change Log System (used by our developers to track changes)

Documentation:-

            o   COS/Manager 2.7 (obsolete)

                -      User Guide
                -      Release notes

            o   COSMOS Framework 3.2.1

                -      User Guide
                -      Release notes

            o   COSadmin 4.1

                -      User guide
                -      Release notes

            o   COSbackup 3.2

                -      User guide
                -      Release notes

            o   COSduty 3.0

                -      User guide
                -      Release notes

            o   COSreport 2.0

                -      User guide

            o   COSsecure 2.1

                -      User guide
                -      Release notes

            o   COStask 2.0 (beta)

                -      User guide

            o   COSsentinel 1.1

                -      User guide

            o   ORABACK 1.1

                -      User guide
                -      Release notes

            o   Miscellaneous

                Where it exists, also included is:

                -      All obsolete versions of the above software

                - the full Source Code Control System (SCCS) files for the software
                -   "Makefiles" to build and port the software
                -   Internal technical and porting notes
                -   Distributions of the above software for various platforms
                -   All R & D source code, and work in progress

                                 SCHEDULE THREE
                              DISCLOSURE STATEMENT

                              DISCLOSURE STATEMENT

From:     Functional Software Pty Limited (ACB 009 421 194)
          24 Augusta Street
          WILLETON, WESTERN AUSTRALIA

To:       Sento Australia Pty Limited (ACN 074 678 774)
          Level 6, 51 Rawson Street
          EPPING, NEW SOUTH WALES

          Sento Corporation
          [ ] UTAH, UNITED STATES OF AMERICA

Date:     [ ] September 1998

This Disclosure Statement is provided pursuant to the Intellectual Property Business Assets Agreement of even date between Functional Software Pty Limited (Vendor), Sento Australia Pty Limited (Sento) and Sento Corporation (Sento US) (IP Assets Agreement) and pursuant to the Business Assets Agreement of even date between the Vendor, Sento and Sento US (Business Assets Agreement).

Terms used in this Disclosure Statement which are defined in the IP Assets Agreement or in the Business Assets Agreement have the meaning given in those agreements. The Dictionary in Attachment A sets out additional definitions.

The Vendor discloses:

1. The entire content of the Assumed Contracts and the Distribution Agreements are disclosed, including without limitation, Open Systems Management Limited's Joint Ownership of the Software and Materials and of all Intellectual Property in the Software and Materials (as the terms "Joint Ownership", "Software", "Materials" and "Intellectual Property Rights" are defined in the Deed of Joint Ownership between the Vendor and Open Systems Management Limited dated 14 October 1997).

2. The proprietary rights of Net-West in the software described as "Enterprise Backup Client software" in the Contract Between Net-West and Functional Software for the Transfer of Ownership of Intellectual Property Rights for Enterprise Backup Client dated 6 February 1998, attached hereto as Attachment A.

3. The Vendor is not the proprietor or beneficial owner of Intellectual Property Rights in the Freeware listed in Attachment B which is comprised within the Intellectual Property Business Assets.

4. Use of Freeware which may constitute part of the Intellectual Property Business Assets may be subject to the terms and conditions of applicable licenses.

5. Use of and rights in respect of the Intellectual Property Business Assets may be subject to the matters pertaining to third party proprietary software referred to in Attachment C.

6. Property in connection with the Business referred to in Attachment D is not owned by the Vendor.

7. Licenses granted in the ordinary course of business of the Business are contracts or agreements conferring rights in or in respect of the Intellectual Property Business Assets.



Signed by:




------------------------------------------------
Functional Software Pty Limited (ACN 009 421 194)

                                  SCHEDULE FOUR
                               DEED OF ASSIGNMENT

THIS DEED dated          , 1998

BETWEEN: FUNCTIONAL SOFTWARE PTY LIMITED (A.C.N. 009 421 194) of 24 Augusta Street, Willeton in the State of Western Australia (hereinafter called "the Vendor") of the one part

AND: SENTO CORPORATION of 808 East Utah Valley Drive, American Fork, Utah, United States ("the Purchaser") of the other part

WHEREAS:-

A. This Deed of Assignment is made pursuant to a Deed for the sale of Intellectual Property Business Assets Agreement between the parties dated ("the Intellectual Property Business Assets Agreement").

B. Pursuant to clause 2 of the Intellectual Property Business Agreement, the Vendor has agreed to assign to the Purchaser, all its right, title and interests in certain software and the Materials.

NOW THIS DEED WITNESSES AS FOLLOWS:

1. The terms defined in the Intellectual Property Business Agreement shall have the same meaning in this Deed.

2. Pursuant to the Deed and in consideration of the sum of $ , the Vendor hereby assigns to the Purchaser all its right, title and interest in the Intellectual Property Business Assets including, without limitation, all source and object codes related thereto.

3.      This Deed is governed by the Laws of Western Australia.

EXECUTED AS A DEED

THE COMMON SEAL of
FUNCTIONAL SOFTWARE
PTY LIMITED was hereunto
affixed in accordance with its Articles
of Association in the presence of:          ...................................
                                                          Director

 ..................................
Director/Secretary




EXECUTED BY SENTO CORPORATION

EXECUTED AS A DEED

THE COMMON SEAL of
FUNCTIONAL SOFTWARE
PTY LIMITED was hereunto
affixed in accordance with its Articles
of Association in the presence of:           ...................................
                                                           Director

 ..................................
Director/Secretary


EXECUTED BY SENTO CORPORATION